direction of the undersigned, to that attorney-in fact for purposes of executing, acknowledging, delivering or filing any Form 3, 4 or 5 (including any amendment thereto) and agrees to reimburse Black Stone Minerals, L.P., Black Stone Minerals GP, L.L.C. and each of their affiliates and the attorney-in-fact on demand for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Fonns 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by Black Stone Minerals, L.P., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date written below. � Signature Anne Hamman Type or Print Name January 29. 2026 Date State of Texas County of Harris Irene Abarca On this 29th day of January, 2026, before me, personally appeared Anne Hamman, known to me to be the person whose name is subscribed to the preceding document and acknowledged to me that she signed it voluntarily for its stated purpose. Witness my hand and Official Seal. Notary Public in and for the State of Texas IRENE G. ABARCA N-, Public, Sim ofT Comm. Elpil'CII08I03fl029 . . NotarylDSIIJ780